Exhibit 99(d)(11)

EXECUTION COPY

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Employment Agreement, dated as of August 4, 2003 (the “Agreement”), by and between The Sports Authority, Inc., a Delaware corporation (the “Company”) and Nesa E. Hassanein (“Executive”) is entered into as of this 22nd day of January, by and between Executive and SAS Acquisition Corp., a Delaware corporation (“Merger Sub”), and shall be effective upon consummation of the Merger (as defined below), provided, however, if the Merger Agreement (as defined below) is terminated and the Merger (as defined below) is not consummated, this Amendment shall be void and shall have no further force and effect. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, Slap Shot Holdings Corp., a Delaware corporation (“Parent”), and Merger Sub, Merger Sub will merge (the “Merger”) with and into the Company, with the Company as the surviving corporation;

WHEREAS, in connection with the Merger Agreement, Executive and Parent have entered into that certain Option Assumption, Contribution and Subscription Agreement, dated as of the date hereof (the “Contribution Agreement”); and

WHEREAS, in connection with the Merger and in consideration of the mutual covenants and obligations set forth in the Contribution Agreement, the Company and Executive desire to amend the Agreement as set forth herein and to become effective upon the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

(1)              Section 9(b) of the Agreement is hereby amended by revising the last sentence of the section to read in full as follows:

Notwithstanding the above, a resignation by the Executive for any reason during the 30-day period commencing six months after a Change of Control, upon giving at least thirty (30) days’ advance written notice to the Board, shall be considered to be a resignation for Good Reason; provided however that the Executive shall not be entitled so to resign with such resignation being considered a resignation for Good Reason during the 30-day period commencing six months after the transactions contemplated by the Merger Agreement have been consummated; provided further that such right to resign following a Change of Control (and the consideration thereof as Good Reason) is waived and foregone only in connection with such Merger Agreement and related Change of Control, and not in respect of any subsequent Change of Control. The term “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 22, 2006, by and among the Company, Slap Shot Holdings Corp. and SAS Acquisition Corp.

(2)              Clause (i) of the definition of Change of Control is hereby amended to read in full as follows:

(i)   following the effective time of the merger (the “Merger”) contemplated by the Merger Agreement, the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing the greater of (i) 40% of the combined voting power of the Company or (ii) a greater percent of the combined voting power of the Company than is then collectively owned by the Green Parties (as such term is defined in the Stockholders Agreement of the Company entered into in connection with the Merger) is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any underwriter as part of a firm commitment public offering).

(3)              Except as modified hereby, the Agreement, shall remain in full force and effect and unmodified.

(4)              Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.   This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(5)              This Amendment shall be governed by, construed in accordance with, and enforced under, the law of the state of Delaware applicable to agreements or instruments entered into and performed entirely within such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

/s/ Nesa E. Hassanein
Nesa E. Hassanein

SAS ACQUISITION CORP.

By:	/s/ Jonathan A. Seiffer
Name: Jonathan A. Seiffer
Title: President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT]